EXHIBIT 4.13
                             OPTION AGREEMENT

          THIS OPTION AGREEMENT (this "Agreement") is made as of July
1, 1994 by and between IC Leasing Corporation III, a Nevada corporation ("Leasing"), and Illinois Central Railroad Company, a Delaware corporation ("ICR").

                           W I T N E S S E T H:

          WHEREAS, Leasing has acquired 1158 railcars more specifically described on Exhibit A attached hereto (the "Cars"), which Cars are leased by Leasing to Waterloo Railway Company, a Delaware corporation ("WRC") and wholly owned subsidiary of ICR, pursuant to that certain Railroad Lease Agreement dated as of July 1, 1994 between Leasing and WRC (as amended, modified or supplemented from time to time, the "Lease"); and

          WHEREAS, ICR desires to obtain an option to acquire the Cars, and Leasing desires to obtain an option to sell the Cars, in each case upon the termination or expiration of the Lease with respect to the Cars and on the terms and subject to the conditions set forth below;

          NOW, THEREFORE, in consideration of the premises and the following mutual agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.   Definitions.

          1.1. Definitions. Unless the context otherwise requires, the following terms shall have the meanings set forth below:

          "Business Day" shall mean a calendar day, excluding Saturdays, Sundays and any other day on which banking institutions in Chicago, Illinois or Las Vegas, Nevada are authorized or obligated to remain closed.

          "Closing Date" shall mean the earlier of (i) the date on which the Lease Term or any renewal term under the Lease with respect to the Cars expires and is not renewed, (ii) the date on which the Lease with respect to the Cars is terminated pursuant to Section 18 of the Lease and (iii) the date on which WRC's right to possession and use of the Cars is terminated pursuant to Section 18 of the Lease; provided, however, that if such day is not a Business Day, then the Closing Date shall be deemed to be the immediately succeeding Business Day.

          "Equipment" shall mean the Cars subject to the Lease on the Closing Date.

          "Purchase Price" shall mean, with respect to any Car, the net book value of Car as reflected on the books of the Leasing as of the Closing Date, determined in accordance with generally accepted accounting principles; provided, however that depreciation shall be determined on a straight line basis over a period of no more than twenty (20) years.

          2.   Options.

          2.1  Grant of Options.

          (a) Leasing hereby grants to ICR, upon the terms and conditions set forth in this Agreement, an exclusive option (the "Purchase Option") to purchase all (but not less than all) of the Equipment from Leasing on the Closing Date.

          (b) ICR hereby grants to Leasing, upon the terms and conditions set forth in this Agreement, an exclusive option (the "Put Option"; the Purchase Option and the Put Option are sometimes herein referred to, collectively, as the "Options") to require ICR to purchase all (but not less than all) of the Equipment from Leasing on the Closing Date.

          2.2. Manner of Exercise of Options.

          (a) ICR shall have the right to exercise the Purchase Option by giving written notice to Leasing of its election to exercise such Option in the manner herein provided not less than 15 days or more than 60 days prior to the Closing Date.

          (b) Leasing shall have the right to exercise the Put Option by giving written notice to ICR of its election to exercise such Option in the manner herein provided not less than 15 days or more than 60 days prior to the Closing Date.

          (c) If any party shall fail to exercise an Option in the manner and in the time period set forth in this Section 2.2 therefor, such Option shall automatically terminate and be of no further force and effect.

          3.   Purchase and Sale of Equipment.

          3.1. Sale and Purchase. If an Option is exercised in accordance with the provisions of Section 2, then, subject to the terms and conditions set forth in this Agreement, Leasing shall sell to ICR, and ICR shall purchase from Leasing, all (but not less than all) of the Equipment on the Closing Date for consideration equal to the sum of the Purchase Price for all of the Equipment.

          3.2. Purchase Price. The Purchase Price shall be paid in immediately available funds by wire transfer to such account as Leasing shall identify to ICR in writing not less than five Business Days prior to the Closing Date.

          3.3. Closing of Purchase and Sale. If an Option is exercised, then, upon satisfaction of the conditions set forth in Section 4 on the Closing Date, Leasing shall cause good and marketable title to the Equipment to be conveyed to ICR, or to ICR's assignee, nominee or successor, as the case may be, by a bill of sale in a form reasonably satisfactory to ICR (the "Bill of Sale"), free and clear of all claims, liens, security interests, other encumbrances and rights of third parties of any type or description.

          3.4. Time and Place of Closing. The closing of any purchase and sale of Equipment contemplated hereby shall take place on the Closing Date at 10:00 a.m., Chicago time, at the offices of ICR in Chicago, Illinois. The Equipment purchased pursuant to any Option shall be deemed to be delivered in Illinois.

          4.   Closing Conditions.

          4.1 ICR's Closing Conditions. ICR's obligation to consummate the purchase contemplated by this Agreement is subject to the execution by Leasing and receipt by ICR on the Closing Date of a duly executed Bill of Sale and all such other documents, agreements, assignments, conveyances, instruments of transfer, termination agreements, releases and certificates, in each case in form and substance reasonably satisfactory to ICR, as ICR may reasonably request to evidence or effect the sale of the Equipment to ICR as contemplated by this Agreement and the release and termination of all claims, liens, security interests, other encumbrances and rights of third parties in the Equipment.

          4.2 Leasing's Closing Conditions. Leasing's obligation to consummate the sale contemplated by this Agreement is subject to the receipt by Leasing on the Closing Date of the Purchase Price for the Equipment to be purchased.

          5.   Miscellaneous.

          5.1. Notices. Any notices or other communications required or permitted hereby shall be given in writing by personal delivery, by overnight courier, by facsimile transmission or other similar written form of electronic transmission, or by registered or certified mail, return receipt requested, postage prepaid, as follows:

          (i)  If to Leasing:

               IC Leasing Corporation III
               6900 Westcliff Drive
               Las Vegas, Nevada  89128
               Attention:  ____________________

          (ii) If to ICR:

               Illinois Central Railroad Company
               455 North Cityfront Plaza Drive
               Chicago, Illinois  60611-5504
               Attention:  ____________________

or at such other address as such party shall hereafter furnish to the other party in writing and such notice shall be conclusively deemed to be received when so delivered, sent, transmitted or mailed.

          5.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings between the parties hereto relating to the subject matter hereof.

          5.3. Successors and Assigns; Severability. This Agreement shall be binding upon and inure to the benefit of Leasing and ICR and their respective successors and assigns. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

          5.4. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Illinois applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

IC LEASING CORPORATION III


By:
Name:
Title:
ILLINOIS CENTRAL RAILROAD COMPANY

By:
Name:
Title: